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                                 EXHIBIT (h)(2)

  Form of Sub-Accounting Agreement between BB&T Funds and the Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation dated September 10, 2002.
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                                                                  Exhibit (h)(2)


                        FORM OF SUB-ACCOUNTING AGREEMENT



     THIS AGREEMENT, dated September 10, 2002 is entered into by the Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation, a Delaware Corporation ("Pershing") and BB&T Funds (the "Trust"), on behalf of its respective series identified on Schedule A to this Agreement (the "Funds").

     WHEREAS, Pershing provides various recordkeeping and other administrative services to certain shareholders or beneficial owners of the Fund
("Shareholders") holding shares in an omnibus account at the Fund's transfer agent; and

     WHEREAS, the Trust is an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended; and

     NOW,THEREFORE, it is agreed as follows:

1.   INVESTMENT OF PLAN ASSETS

     Pershing represents that it is authorized by Shareholders or by introducing brokers on behalf of Shareholders to implement on their behalf the investment of assets in shares of the Funds.

2.   OMNIBUS ACCOUNT

     The parties agree that one or more omnibus accounts held in the name of Pershing shall be maintained for those assets directed for investment in the Funds ("Master Omnibus Accounts").

     Pershing, as agent for Shareholders, shall perform the following functions where applicable:

     * Facilitate purchase and sale transactions with respect to the Master Omnibus Accounts on any business day the New York Stock Exchange
          (NYSE) and the Federal Reserve conduct business ("Business Day");

     * Calculate dividends each Business Day, by beneficial owner, of the Funds shares held for Shareholders in the Master Omnibus Accounts;

     * Reconcile each Business Day the Master Omnibus Accounts to Fund shares owned by each Shareholder carried on the books and records of Pershing;

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     *    Perform tax reporting of purchases, sales and dividends relating to
          Fund shares held by Shareholders and reported annually; and

     * Maintain all Shareholder records for accounts of Shareholders carried on the books and records of Pershing.

3.   PRICING INFORMATION, ORDERS, SETTLEMENT

     (a) Each Fund will make shares available to be purchased on behalf of Shareholders at the net asset value ("NAV") applicable to each order. Shares of each Fund shall be purchased and redeemed on a net basis in such quantity and at such times as determined by Pershing to correspond with investment instructions received by Pershing from Shareholders.

     (b) With respect to each Fund, the Business Day trading and pricing process will be as follows:

          (i) Pershing will transmit via facsimile estimated daily trades of the Fund at 3:30 PM ET or as otherwise agreed by the parties.

          (ii) All current trading activity will close at 3:00 PM ET.

          (iii) Pershing will send the net amount of purchased and redeemed shares to the Fund and to the Fund's transfer agent by 7:30 PM ET.

          (iv) Net payments for purchases or redemptions will be wired to the Fund's Transfer Agent or to Pershing by 5:00 PM ET.

          (v) The Fund will calculate the NAV by 4:00 PM ET. The Fund will give the NAV and dividend rate to its Transfer Agent between 4:30 PM and 7:00 PM ET. The Fund will forward the NAV and dividend rate to Pershing by 7:00 PM ET.

          (vi) The Fund's Transfer Agent will transmit to Pershing by 1:00 AM ET a full position file (principal and accrued dividends) and prior day history for each Master Omnibus Account.

          (vii) The Fund will provide Pershing by December 15 of each year the specific dates when dividends will be posted for each month for the following year.

Orders received from Pershing for Fund shares will be accepted at the share's net asset value calculated as set forth in each Fund's prospectus. Pershing shall segregate orders it receives to ensure that purchases and redemptions are priced in accordance with Rule 22c-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). Solely for the limited purpose of receiving


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orders for Fund shares by Shareholders prior to the time of day at which the
Fund calculates its net asset value on a Business Day and communicating such orders after such time, Pershing shall be deemed to act as agent of the Trust. Except as described in the immediately preceding sentence, this Agreement does not create any agency, partnership, joint venture, employment or similar arrangement. All orders are subject to acceptance or rejection in the sole discretion of the Trust's distributor and/or the Trust or its agent, and orders shall be effective only upon receipt in proper form. The Trust and its distributor have full authority to take such action as they may deem advisable in respect of all matters pertaining to the continuous offering of Fund shares, including the right to suspend sales or withdraw the offering of Fund shares. The Trust and its distributor may, if necessary, delay redemption of Fund shares to the extent permitted by applicable law.

     (c) Upon the Trust's reasonable request, Pershing shall provide copies of historical records relating to transactions between the Funds and the Shareholders, written communications regarding the Funds to or from such persons or entities, and other materials, as be requested to enable the Trust or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Trust, to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a Shareholder. Pershing also agrees that it will permit the Trust or its duly designated representative, to have reasonable access to Pershing's personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

     (d) Each party shall notify the other of any errors or omissions in any information, including NAV and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. Each party agrees to maintain reasonable errors and omissions insurance coverage commensurate with their respective responsibilities under this Agreement.

     (e) The provision of shareholder and administrative services to Shareholders shall be the responsibility of Pershing and shall not be the responsibility of the Funds. On the records of the Trust's transfer agent, Pershing will be recognized as the sole shareholder of shares of the Funds purchased under this Agreement.

4.   EXPENSES

     Pershing shall bear all expenses incidental to the performance of the services described herein.

5.   TERMINATION AND ASSIGNMENT


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     This Agreement shall terminate:

     (a) At the option of any party hereto upon sixty (60) days' advanced written notice to the other parties;

     (b) At the option of either party, upon institution of formal disciplinary or investigative proceedings against the other party by the National Association of Securities Dealers, Inc. ("NASD"), Securities and Exchange Commission ("SEC"), or other regulatory or self-regulatory organization having jurisdiction over such party;

     (c) If the Trust shall reasonably determine in good faith that shares of a Fund are not being offered in conformity with the terms of this Agreement;

     (d) At the option of Pershing if the shares of a Fund are not registered, issued or sold in conformance with applicable law or such law precludes the use of shares of the Fund as an investment vehicle for Shareholders; provided, however, that prompt notice shall be given by any party should such situation occur.

     No assignment of this Agreement shall be made by either party, without the prior written consent of the other party hereto.

6.   ADVERTISING AND RELATED MATERIALS

     (a) Advertising and sales literature with respect to a Fund prepared by Pershing for use in marketing shares of the Fund to Shareholders shall be submitted to the Trust for review and approval before such material is used with the general public or any Shareholder. Pershing shall not make any representations concerning the Fund not contained in the Fund's prospectuses, statements of additional information, annual or semiannual reports, advertisements or sales literature prepared by the Trust. In addition, Pershing shall be responsible for ensuring that such advertising and sales literature complies with all requirements of law and regulation including, without limitation, any requirements of filing with the SEC, NASD or other entity.

     (b) Pershing will be provided with at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements thereto promptly after the filing of such document with the SEC.

7.   INDEMNIFICATION

     (a) Pershing agrees to indemnify and hold harmless the Trust and its directors, officers, employees, agents and each person, if any, who controls a Fund against any losses, claims, damages or liabilities to which the Trust or any


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such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by Pershing under this Agreement or (ii) result from a breach of a provision of this Agreement. Pershing will reimburse any legal or other expenses reasonably incurred by the Trust or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Pershing will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the negligence or willful misconduct of the Trust or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

     (b) The Trust agrees to indemnify and hold harmless each of Pershing and its directors, officers, employees, agents and each person, if any, who controls Pershing within the meaning of the 1940 Act, against any losses, claims, damages or liabilities to which Pershing, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) result from a breach of a material provision of the Agreement. The Trust will reimburse any legal or other expenses reasonably incurred by Pershing, or any such director, officer, employee, agent or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that the Trust will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the negligence or willful misconduct of Pershing, or such director, officer, employee, agent, or any controlling person herein defined (such terms not to include employees or agents of its introducing brokers) in the performance of their obligations under this Agreement. To the extent permitted by the preceding sentence, the Trust shall indemnify and hold Pershing harmless, from the effective date of this Agreement, against any amount Pershing is required to pay to Shareholders due to an incorrect calculation of a Fund's NAV deemed material in accordance with the Fund's error correction policy, dividend rate, or capital gains distribution rate. Any other provision to the contrary notwithstanding, any liability of the Trust under this Agreement with respect to a Fund shall be discharged only out of the assets of the Fund.

     (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action or threatened action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this
Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

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8.   REPRESENTATIONS AND WARRANTIES

     (a)  Representations of Pershing.
          Pershing represents and warrants:

          (i) that it (1) is a company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement; and

          (ii) that it is authorized by the Shareholders to (1) provide administrative services to the Shareholders and (2) facilitate transactions in the Funds through the Master Omnibus Accounts.

     (b)  Representations of the Trust.
          The Trust represents and warrants:

          (i) that the Trust (1) is duly organized under the laws of the State of its organization, (2) is in good standing in such jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

          (ii) that the shares of the Funds are registered under the Securities Act of 1933, as amended ("1933 Act"), duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Trust amends its registration statement under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of shares of the Funds; and that the Trust has registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so; and

          (iii) that each Fund is currently qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and will notify Pershing immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not qualify in the future.

9.   GOVERNING LAW

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     This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of New York without giving effect to the principles of conflicts of laws.

10.  MISCELLANEOUS

     (a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

     (b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties:

     To Pershing: Pershing Division Donaldson, Lufkin & Jenrette Securities
                  Corporation
                  One Pershing Plaza
                  Jersey City, NJ 07399
                  Attention:  Mark Swenarton, Director

And a copy to the Office of the General Counsel, same address.

     To the Fund: BB&T Funds
                  3435 Stelzer Road
                  Columbus, OH 43219
                  Attn: Jim Gillespie

     Any notice, demand or other communication given in a manner prescribed in this Subsection (b) shall be deemed to have been delivered on receipt.

     (c) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

     (d) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     (e) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject

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matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

     (f) The names "BB&T Funds" and "Trustees of the BB&T Funds" refer respectively to the Trust created and the Declaration of Trust to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the BB&T Funds' entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.






     IN WITNESS WHEREOF, the undersigned have executed this Agreement which shall be effective as of the date first written above.



PERSHING DIVISION OF DONALDSON, LUFKIN & JENRETTE SECURITIES
CORPORATION

By:      __________________________________

Name: _____________________________________

Title:   __________________________________




BB&T Funds


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By:   ______________________________________

Name: ______________________________________

Title:______________________________________



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